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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                 ---------------



                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported) October 2, 1997
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                                THE GEON COMPANY
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               (Exact name of registrant as specified in charter)

 Delaware                     1-11804                      34-1730488
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(State or other          (Commission                  (IRS Employer
jurisdiction of           File Number)              Identification No.)
incorporation)

                   One Geon Center, Avon Lake, Ohio                  44012
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                  (Address of principal executive offices)        (Zip Code)

         Registrant's telephone number, including area code 216-930-1241
                                                           --------------

                                 Not Applicable
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         (Former name or former address, if changed since last report.)



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Item 5.    Other Events
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The Geon Company announced that the Company has entered into a "lock-up"
agreement with the holder of all the voting shares of Synergistics Industries Limited (TSE: SGX) of Mississauga, Ontario, Canada. The lock-up agreement provides that Geon or a subsidiary will make a cash tender offer for all the voting and non-voting shares of Synergistics. The shareholder parties to the lock-up agreement have agreed to tender all their shares to the bid and not to withdraw them except in certain circumstances.

The offer price for the voting and non-voting shares will be $22 (CND) per share, payable in cash. There are approximately 5.3 million shares outstanding including options, voting and non-voting shares. It is anticipated that the bid will be mailed to shareholders shortly. Completion of the bid will be subject to certain terms and conditions, including a minimum tender of 100 percent of the voting shares and 90 percent of the non-voting shares.

The selling shareholders may withdraw their shares from the lock-up if a bona fide, fully financed, competing offer of at least $1 more per share over the price offered by Geon is made prior to the shares being taken up and paid for and Geon fails to match or better such competing offer within 10 days. If the selling shareholders deposit their shares to a successful competing offer, then Synergistics has agreed to pay Geon a fee of $5 million. CIBC Wood Gundy Security, Inc. is acting as financial advisor to Geon and as soliciting dealer manager with this transaction.

Item 7(c).   Financial Statements, Pro Forma Financial Information and Exhibits
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Exhibit 99.1 Press Release of October 2, 1997 announcing that Geon has entered into an agreement to acquire Synergistics Industries.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          THE GEON COMPANY

                                          By /s/Gregory L. Rutman
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                                              Gregory L. Rutman
                                                Secretary

Dated October 3, 1997